TV Goods, Inc. Clarification of Its Relationship with 50 Cent's SMS Audio, LLC

CLEARWATER, FL--(Marketwire - 05/09/11) - TV Goods, Inc. ("TV Goods"), a direct response marketing organization and wholly owned subsidiary of H & H Imports, Inc. (OTC.BB:HNHI), in response to what it feels is some confusion in the market, has issued a clarification of its relationship with 50 Cent and SMS Audio, LLC ("SMS"), an affiliate of rapper and business-mogul 50 Cent.

On Friday, Sleek Audio LLC issued a press release stating that it had terminated its relationship with 50 Cent and his companies and that Sleek had also terminated an earlier tri-party deal between Sleek, G-Unit LLC (a company owned by 50 Cent) and TV Goods. In actuality, it was G-Unit that terminated a Brand Licensing Agreement that it had entered into with Sleek, which termination automatically triggered the termination of the earlier announced tri-party agreement.

However, not long after the termination of the tri-party agreement, TV Goods and 50 Cent, via his affiliate company, SMS Audio, LLC, entered into a Term Sheet for the two parties to continue joint efforts to produce and distribute a direct response television infomercial to globally market a wireless over-the-ear headphone product offered or sold by SMS that is endorsed by and/or and bears the name of "50 Cent." Sleek is not a party to that Term Sheet.

The original Term Sheet, as previously announced, was strictly limited to marketing the "Sleek by 50" product and was dependent upon SMS and Sleek reaching an agreement on the acquisition of rights to that product. Under the revised Term Sheet, the definition of "Product" is now not restricted to an over-the-ear headphone product only from Sleek but now includes an over-the-ear headphone product offered or sold by SMS that is endorsed by and/or and bears the name of "50 Cent." This could result in getting a product to market sooner. It also removes the requirement that SMS first reach an understanding with Sleek. Now that is no longer required to be accomplished before TV Goods and SMS move forward on a product.

50 Cent, through his affiliate organizations, remains a significant shareholder of TV Goods, owning 7.5 million shares and 22.5 million warrants, which he, via his affiliate G-Unit, purchased for $750,000.

At the time the term sheet was originally announced 50 Cent stated, "I feel TV Goods is the right partner for direct response marketing of our first audio product. This is their specialty. I know quality sound equipment, and TV Goods knows how to bring it to consumers through their living rooms."

When the terms of the arrangement were updated, Kevin Harrington, Chairman of TV Goods, in a previous press release said, "We love working with 50 and hope to expand our collaboration with him to other categories of products."

About The Company:

H & H Imports, Inc. is the parent company of TV Goods, Inc. TV Goods, Inc. is a direct response marketing company. We identify, develop and market consumer products for global distribution. TV Goods was established by Kevin Harrington, a pioneer of direct response television. For more information go to www.TVGoodsInc.com.

Forward-Looking Statements:

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in identifying and marketing products, intense competition and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available at http://www.sec.gov.

Contact:

Contact:
TV Goods Holding Corporation
Kathryn Goodbread
kgoodbread@tvgoodsinc.com
727-474-0598